                                                                   EXHIBIT 10.19


                            UTILICOM NETWORKS, INC.

                      NOTE AND WARRANT PURCHASE AGREEMENT

                            DATED DECEMBER 15, 1998

                               TABLE OF CONTENTS


                                                                        PAGE NO.
                                                                        --------
1.       Authorization and Sale of Securities.................................1

         1.1      Authorization...............................................1
         1.2      Purchase and Sale of Securities.............................2
         1.3      Use of Proceeds.............................................2
         1.4      Director....................................................2

2.       Closing..............................................................2

         2.1      Closing.....................................................2
         2.2      Investment..................................................3

3.       Representations and Warranties of the Company........................3

         3.1      Organization and Standing...................................3
         3.2      Capitalization..............................................3
         3.3      Subsidiaries, Etc...........................................4
         3.4      Stockholder List and Agreements.............................4
         3.5      Issuance of Securities......................................4
         3.6      Authority for Agreement.....................................4
         3.7      Governmental Consents.......................................5
         3.8      Litigation..................................................5
         3.9      Financial Statements........................................5
         3.10     Absence of Liabilities......................................5
         3.11     Tax Returns.................................................6
         3.12     Property and Assets.........................................6
         3.13     Intellectual Property.......................................6
         3.14     Material Contracts and Obligations..........................6
         3.15     Compliance..................................................7
         3.16     Employee Matters............................................7
         3.17     ERISA.......................................................7
         3.18     Books and Records...........................................7
         3.19     Environmental Matters.......................................7
         3.20     Indebtedness................................................7

4.       Representations and Warranties of the Purchaser......................8

         4.1      Information.................................................8
         4.2      Authority...................................................8
         4.3      Suitability.................................................8
         4.4      Lack of Liquidity...........................................9
         4.5      Investment Intent...........................................9

5.       Conditions to the Obligations of the Purchasers......................9

         5.1      Accuracy of Representations and Warranties..................9
         5.2      Performance.................................................9
         5.3      Opinion of Counsel..........................................9
         5.4      Other Agreements...........................................10
         5.5      Certificates and Documents.................................11

6.       Conditions to the Obligations of the Company........................11

         6.1      Accuracy of Representations and Warranties.................11
         6.2      Amendment to Note Purchase Agreement.......................12
         6.3      Side Letter Regarding Bariston, LLC Commitment.............12
         6.4      AT&T Loan Agreement........................................12
         6.5      SIGECO Contribution........................................12

7.       Covenants of the Company............................................11

         7.1      Reimbursement of Expenses..................................11
         7.2      Restricted Payments........................................11

8.       Miscellaneous.......................................................12

         8.1      Successors and Assigns.....................................12
         8.2      Confidentiality............................................12
         8.3      Survival of Representations and Warranties.................12
         8.4      Notices....................................................12
         8.5      Brokers....................................................13
         8.6      Entire Agreement...........................................14
         8.7      Amendments and Waivers.....................................14
         8.8      Counterparts...............................................14
         8.9      Section Headings...........................................14
         8.10     Severability...............................................14
         8.11     Governing Law..............................................14



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

SCHEDULE I - PURCHASERS

EXHIBITS

         Schedule 1.3 - Indebtedness to be Repaid at Closing
         Exhibit A -   Form of Note
         Exhibit B -   Form of Warrant
         Exhibit C -   Exceptions to Representations and Warranties
         Exhibit D -   List of Stockholders
         Exhibit E -   Termination of Pledge Agreement
         Exhibit F -   Indebtedness of the Company
         Exhibit G -   Refinancing Lender Notes and Warrants
         Exhibit H -   Side Letter Regarding SIGECOM, LLC Board Seat
         Exhibit I -   Side Letter Regarding Bariston Partners, LLC Commitment
         Exhibit J -   Employee and Attorney Notes

                      NOTE AND WARRANT PURCHASE AGREEMENT


         This Note and Warrant Purchase Agreement ("Agreement") dated as of December 15, 1998 is entered into by and among Utilicom Networks, Inc., a Delaware corporation (the "Company"), and the purchasers listed on Schedule 1 attached hereto (each referred to as a "Purchaser" and collectively as the "Purchasers"). Williams Communications, Inc., one of the Purchasers hereunder, is sometimes referred to herein as "Williams".

         In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

         1.       Authorization and Sale of Securities.

                  1.1 Authorization. The Company has, or before the Closing (as defined in Section 2.1) will have, duly authorized the sale and issuance, pursuant to the terms of this Agreement, of the following securities:

                  (a) The Notes. Convertible and exchangeable promissory notes having an aggregate principal amount of up to Ten Million Five Hundred Thousand Dollars ($10,500,000) (collectively, the "Notes" and individually a "Note") which Notes shall accrue interest at a rate of twelve percent (12%) per annum. Each Note shall be due and payable, together with any accrued and unpaid interest thereon, on the earlier of: (i) June 30, 1999 (as such date may be extended to July 31, 1999 pursuant to the terms of the Side Letter Regarding Bariston Partners, LLC Commitment, the "Maturity Date"); or (ii) the occurrence of a Material Event of Default, as defined in the Notes. Upon the occurrence of a Material Event of Default, as such term is defined in the Note, with respect to any Note, such Note may at the option of the holder and for a period of 30 days after the Purchaser is notified of such Material Event of Default (the Notice Date) beginning on the date of such Notice Date, (the "Option Period") either be (A) automatically converted into Common Stock, $.01 par value, of the Company (the "Common Stock") at a per share price of $3.00 or (B) automatically exchanged for all membership interests held by the Company (collectively, the "SIGECOM Membership Interests") in SIGECOM, LLC, a subsidiary of the Company ("SIGECOM, LLC"), all in accordance with the terms and conditions of the Notes. If a Purchaser does not convert or exchange its Note during the Option Period it will be deemed, without further action on the part of such Purchaser, that the Purchaser has demanded payment of all amounts due under such Note.
Each Note shall be substantially in the form of Exhibit A hereto.

                  (b) The Warrants. Common Stock purchase warrants substantially in the form of Exhibit B hereto (each a "Warrant" and collectively, the "Warrants"), which Warrants will be exercisable, in the aggregate, for a total of 525,000 shares of Common

Stock (collectively, the "Warrant Shares"). The Warrant Shares shall be deemed to be Conversion Shares as such term is defined in the Registration Rights Agreement, dated as of May 8, 1998, among the Company and the Purchasers (the "Registration Rights Agreement") and, upon issuance of the Warrant Shares, each of the Purchasers as the holder of the Warrant Shares shall be entitled to registration rights which are pari passu with those granted to the Purchasers in the Registration Rights Agreement.

                  1.2 Purchase and Sale of Securities. In reliance upon the representations and warranties and subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 2.1) the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees to purchase, the Notes and the Warrants set forth opposite such Purchaser's name on Schedule I. The purchase price for the Notes shall be the face value of such Note. The Warrants shall be issued to the Purchasers as additional consideration for the purchase of the Notes. Each Purchaser will, as consideration for the Company's delivery to each such Purchaser of Notes with a face value of Two Hundred and Fifty Thousand Dollars ($250,000), deliver to the Company for cancellation promissory notes issued by the Company to each such Purchaser pursuant to an Interim Loan Agreement, dated October 30, 1998, among the Company and the Purchasers (the "Interim Promissory Notes"). The accrued and unpaid interest on the Interim Promissory Notes will be paid in cash to the Purchasers on the Closing Date. The Notes and the Warrants being sold under this Agreement and the Common Stock issuable upon exercise of the Warrants are referred to in this Agreement as the "Securities". The Company's agreement with each of the Purchasers is a separate agreement, and the sale of Securities to each of the Purchasers is a separate sale.

                  1.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Notes and Warrants (the "Proceeds") as follows: (i) first, at the Closing, the Company will fund an equity investment in SIGECOM, LLC of Seven Million Three Hundred Thousand Dollars ($7,300,000) (the "SIGECOM Investment") in accordance with the terms of the Operating Agreement dated May 8, 1998 between the Company and Sigeco (the "Operating Agreement"); (ii) second, to repay the currently outstanding indebtedness of the Company listed on Schedule 1.3 and (iii) finally, for general working capital purposes consistent with the Company's 1998 Budget as approved by the Company's Board of Directors (the "Board of Directors").

                  1.4 Director. Simultaneously with the Closing (as defined in
Section 2.1), the members of the Board of Directors of the Company will take all necessary action to elect Andrew Goebel to the Board of Directors.

         2.       Closing.

                  2.1 Closing. The closing (the "Closing") of the purchase of Notes and Warrants by the Purchasers under this Agreement shall take place at the offices of Peabody

& Arnold LLP, 50 Rowes Wharf, Boston, Massachusetts 02110, at 10:00 a.m. on December 15, 1998, when the Purchasers shall have tendered their Investment, as such term is defined in Section 2.2, or such other time, date and place thereafter as the Company and the Purchasers may agree upon. At the Closing, the Company shall deliver to the Purchasers their respective Notes and Warrants against payment to the Company of the purchase price therefor, by wire transfer, check, cancellation of the Interim Promissory Notes, or other method acceptable to the Company. The date of the Closing is referred to herein as the "Closing Date".

                  2.2 Investment. The term "Investment" shall mean, for each Purchaser, the amount set forth opposite each Purchaser's name under "Total Purchase Price" on Schedule 1 whether paid in cash or by exchange of Interim Promissory Notes.

         3. Representations and Warranties of the Company. Subject to and except as disclosed by the Company in Exhibit C hereto, the Company hereby represents and warrants to each of the Purchasers as follows:

                  3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company. The Company has furnished to the Purchasers true and complete copies of its Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws"), each as amended to date and presently in effect.

                  3.2 Capitalization. Prior to the Closing, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which 3,245,006 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"), of which 10,000 shares have been designated as Series B Redeemable Preferred Stock, $.01 par value (the "Redeemable Preferred Stock") of which 10,000 shares are issued and outstanding. The Company has also reserved (i) 3,000,000 shares of Common Stock for issuance under the Company's 1996 Stock Option Plan (the "Stock Option Plan") (which number includes 2,334,126 shares of Common Stock issuable upon the exercise of options granted under the Stock Option Plan); and (ii) 767,735 shares of Common Stock issuable upon the exercise of the warrants listed on Exhibit D. All of the Company's issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Exhibit C hereto or provided in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  3.3 Subsidiaries, Etc. Except as listed on Exhibit C, the Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise.

                  3.4 Stockholder List and Agreements. Exhibit D attached hereto sets forth a true and complete list of the stockholders of the Company, showing the number of shares of Common Stock or other securities of the Company held by each stockholder as of the date of this Agreement. Except as disclosed in Exhibit C attached hereto or as provided in this Agreement, there are no agreements, written or oral, between the Company and any holder of its capital stock, or, to the best of the Company's knowledge, among any holders of its capital stock, relating to the acquisition (including, without limitation, rights of first refusal or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the "Securities Act") or voting of the capital stock of the Company.

                  3.5 Issuance of Securities. The issuance, sale and delivery of the Securities in accordance with this Agreement have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company. The Securities when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable. After consummation of the transactions contemplated hereby, each purchaser shall own, beneficially and of record and free and clear of any "Lien" (as defined below) that number of Securities which each Purchaser purchases hereunder. "Lien" shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to an asset.

                  3.6 Authority for Agreement. The execution, delivery and performance by the Company of this Agreement, the Notes, the Warrants, the Termination of Pledge Agreement (the "Pledge Termination Agreement") dated of even date herewith between the Company and Williams terminating the Pledge Agreement dated May 8, 1998 between the Company and Williams and all other agreements or documents required pursuant to Section 5.4 hereof (all of the above described documents except this Agreement, the "Ancillary Documents") and the consummation by the Company of the transactions contemplated hereby and thereby, have been or will be prior to the Closing duly authorized by all necessary corporate action. This Agreement and the Ancillary

Documents have been or prior to the Closing will be duly executed and delivered by the Company and constitute or will prior to the Closing constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. Except as set forth in Exhibit C, the execution of and performance of the transactions contemplated by this Agreement and the Ancillary Documents and compliance with their provisions by the Company will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, or result in the creation of any Lien under its Certificate of Incorporation or By-laws or any indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company.

                  3.7 Governmental Consents. Subject to the accuracy of the representations and warranties of each of the Purchasers as set forth in
Section 4, and, except for the filing of any notice subsequent to the Closing that may be required under applicable state or Federal securities laws (which, if required, shall be filed on a timely basis in accordance with applicable regulations), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement, the offer, issuance, sale and delivery of the Securities, or the other transactions contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Closing Date.

                  3.8 Litigation. Except as set forth in Exhibit C, there is no action, suit or proceeding or governmental inquiry or investigation pending, or, to the best of the Company's knowledge, any threat thereof, against the Company, which questions the validity of this Agreement or the right of the Company to enter into this Agreement, or which would result, either individually or in the aggregate, in any material adverse effect on the business, prospects, assets or condition, financial or otherwise, of the Company.

                  3.9 Financial Statements. The Financial Statements (as defined below) of the Company previously delivered to each of the Purchasers present fairly the financial position of the Company as of the dates thereof and its results of operations for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied except that they contain no footnotes and may require non-material adjustments to conform to GAAP. The Financial Statements are the audited financial statements of the Company for the period from January 1, 1997 through December 31, 1997 and for the nine month period ended September 30, 1998 being unaudited and subject to year-end adjustments which in the aggregate are not expected to be material. Since September 30, 1998 and except as set forth on Exhibit C, (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, or operation of the Company; (ii) neither the business, condition nor operations of the Company nor any of its properties or assets has been materially adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and
(iii) the Company has not entered into any material transaction or made any distribution on its capital stock or other ownership interest.

                  3.10 Absence of Liabilities. Except as disclosed in Exhibit C, the Company did not have, at September 30, 1998, any liabilities, Liens or obligations of any type which in the aggregate exceeded $100,000, whether absolute or contingent, which were not fully reflected on the Financial Statements, and, since September 30, 1998, the Company has not incurred or otherwise become subject to any such liabilities, Liens or obligations which in the aggregate exceeded $100,000.

                  3.11 Tax Returns. The Company has completely and accurately prepared and timely filed all Federal, state and other tax returns required by law to be filed by it, and all taxes (including all withholding taxes) shown to be due and all additional assessments have been paid or provisions made therefor. The Company knows of no additional material assessments or adjustments pending or threatened against the Company for any period, nor of any basis for any such material assessment or adjustment.

                  3.12 Property and Assets. The Company has good and marketable title to all of its material properties and assets, including but not limited to all properties and assets reflected on the Financial Statements, and none of such properties or assets is subject to any Lien or liability other than those, if any, the material terms of which are described in the Financial Statements or in Exhibit C.

                  3.13 Intellectual Property. Exhibit C sets forth a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyright registrations and licenses presently used by the Company or necessary for the conduct of the Company's business as presently conducted as well as any agreement under which the Company has access to any confidential information used by the Company in its business (the "Intellectual Property Rights"). The Company owns, or has the right to use under the agreements or upon the terms described in Exhibit C, all of the Intellectual Property Rights, and has taken all actions reasonably necessary to protect and preserve the Intellectual Property Rights. To the Company's knowledge, the business conducted by the Company does not and will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity. To the Company's knowledge, no other person or entity (including without limitation any prior employer of any officer, director or employee of the Company) has the right to use or any interest in any inventions, improvements, discoveries or other confidential information utilized by the Company in its business, except as set forth in Exhibit C.

                  3.14 Material Contracts and Obligations. Except for this Agreement and the Ancillary Documents, Exhibit C sets forth a list of all material agreements or commitments of any nature to which the Company is a party or by which it is bound, including without limitation: (i) each agreement which requires future expenditures by the Company in excess of $100,000 or which might result in payments to the Company in excess of $100,000; (ii) all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements; (iii) any agreement with any stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payment to, any such person or entity and (iv) any agreement relating to the Intellectual Property Rights. The Company has delivered to the Purchasers copies of such of the foregoing agreements to the extent such delivery has been requested in writing. All of such agreements and contracts are valid, binding and in full force and effect, and, except as set forth on Exhibit C, to the Company's knowledge, no party is currently in breach or default thereunder.

                  3.15 Compliance. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its business and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or, to the best of the Company's knowledge, of any provision of any state or Federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, with respect to which the Company is not in material compliance or which materially adversely affects the business, prospects, assets or condition, financial or otherwise, of the Company.

                  3.16 Employee Matters. None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the best of the Company's knowledge, threatened.

                  3.17 ERISA. Effective November 1, 1998, the Company adopted a 401(k) Pension Plan which is subject to the Employee Retirement Income Security Act of 1974, as amended.

                  3.18 Books and Records. The minute book of the Company contains complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and any committees thereof. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

                  3.19     Environmental Matters.

                  (a) The operation of the business is in all material respects in compliance with all applicable environmental laws (whether federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public and employee health and safety).

                  (b) To the Company's knowledge, all real property owned or leased by the Company and, all property adjacent thereto, is free of contamination by or from any hazardous materials at concentrations exceeding those allowed by such environmental laws.

                  3.20 Indebtedness. A schedule of Indebtedness of the Company is set forth in Exhibit F, and except as provided in Schedule 3.20, none of such Indebtedness is currently in default. "Indebtedness" means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles consistently applied, be classified upon the Company's balance sheet as liabilities, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation: (i) all guaranties, endorsements and other contingent obligations, in respect of indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined in accordance with applicable Statements of Financial Accounting Standards.

         4. Representations and Warranties of the Purchasers. Each of the Purchasers severally represents and warrants to the Company:

                  4.1 Information. The officers of the Company have made available to each Purchaser any and all written information which such Purchaser has requested and have answered, to such Purchaser's satisfaction, all inquiries made by such Purchaser. Each Purchaser understands that no Federal or state agency or authority has reviewed or passed upon the sale of the Securities contemplated hereby.

                  4.2 Authority. Such Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. The execution of and the performance of the transactions contemplated by this Agreement and the compliance by such Purchaser with the provisions thereof will not violate, conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under any indenture, lease, agreement or other instrument to which such Purchaser is a party or by which such Purchaser or any of such Purchaser's properties are bound. Any Purchaser which is a corporation, partnership or trust represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

                  4.3 Suitability. Such Purchaser has knowledge and experience in financial and business matters which enable such Purchaser to evaluate the merits and risks of making an investment in the Company. Such Purchaser has made an independent examination of the investment, accounting and tax aspects of the proposed purchase transaction having relied solely upon the advice, if any, of such Purchaser's counsel, accountants, or business advisors with regard to the various considerations involved in making an investment in the Company, and agrees that the Company has no responsibility with respect to such matters and any such advice. Such Purchaser hereby confirms to the Company that such Purchaser has been granted an opportunity to ask questions of and receive answers from officers and directors of the Company concerning the Company, the terms and conditions of the Investment and other matters and to obtain all additional information which such Purchaser deems necessary to evaluate the merits and risks of making an investment in the Company. Such Purchaser acknowledges and understands that the purchase of Securities is speculative and involves a high degree of risk.

                  4.4 Lack of Liquidity. Such Purchaser has adequate means of providing for current needs and possible contingencies without resorting to the sale of the Securities and has no need for liquidity of the investment made in the Company. In making this representation and warranty, such Purchaser understands that an investment in the Company is an illiquid investment. In particular, such Purchaser understands that the Securities are being offered and sold without registration under the Securities Act, and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. Such Purchaser acknowledges that the Company is under no obligation to comply with Regulation A or any other exemption requirement under the Securities Act or to supply information necessary to permit routine sales under Rule 144.

                  4.5 Investment Intent. Such Purchaser is acquiring the Securities for such Purchaser's own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by the Ancillary Documents, such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

         5. Conditions to the Obligations of the Purchasers. The obligation of each of the Purchasers to purchase Securities at the Closing is subject to the fulfillment, or the waiver by such Purchaser, of each of the following conditions on or before the Closing Date:

                  5.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

                  5.2 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing Date.

                  5.3 Opinion of Counsel. Each Purchaser shall have received an opinion from Peabody & Arnold, counsel for the Company, dated as of the Closing Date addressed to such Purchaser hereunder, substantially to the effect that:

                      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted, to enter into and perform this Agreement and the Ancillary Documents and to carry out the transactions contemplated by this Agreement and the Ancillary Documents. Based solely on the representations of the Company in this Agreement, the Company is duly qualified to do business and in good standing in Delaware, and in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company.

                      (b) Based solely upon such counsel's review of the minute books and stock records of the Company, and except for changes contemplated by this Agreement, the authorized and issued and outstanding capital stock of the Company is as described in Section 3.2 of this Agreement. Based solely upon such counsel's review of the minute book and stock records of the Company, all issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued.

                      (c) The Securities have been duly authorized and, if applicable, reserved for issuance, by all necessary corporate action on the part of the Company. The Securities, when issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable.

                      (d) The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents have been duly authorized by all necessary corporate action and this Agreement and the Ancillary Documents have been duly executed and delivered by the Company. This Agreement and the Ancillary Documents constitute the valid and binding obligations of the Company, enforceable against the

Company in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The execution and delivery of this Agreement and the Ancillary Documents and the offer, issue and sale of the Securities hereunder will not result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, the Certificate of Incorporation or By-laws of the Company, each as amended as of the Closing Date, or, based solely upon the Company's representations in this Agreement and to such counsel's knowledge, any indenture, lease, agreement, or other instrument to which the Company is a party or by which it or any of its properties are bound, or any decree, judgment or order specifically naming the Company of which such counsel is aware. (e) To such counsel's knowledge, there is no action, suit or proceeding or governmental inquiry or investigation, pending, or any threat thereof, against the Company, which questions the validity of this Agreement or the Ancillary Documents or the right of the Company to enter into such agreements, or which would result, if determined adversely to the Company, either individually or in the aggregate, in any material adverse change in the business, prospects, assets or condition, financial or otherwise, of the Company, nor to such counsel's knowledge is there any litigation pending or threatened against the Company, except as disclosed in Exhibit C.

                  5.4      Other Agreements.

         (a) The Termination of Pledge Agreement attached hereto as Exhibit E, shall have been executed and delivered by the parties named therein.

         (b) The Refinancing Lender Notes and Warrants each in the form attached hereto as Exhibit G shall have been executed and delivered by the parties named, and in the amounts noted, on Exhibit G.

         (c) The Side Letter Regarding SIGECOM, LLC Board Seat, attached hereto as Exhibit H, shall have been executed and delivered by the parties named therein.

         (d) The Side Letter Regarding the Bariston Partners, LLC Commitment attached hereto as Exhibit I, shall have been executed and delivered by the parties named therein.

         (e) The Employee and Attorney Notes, each in the form attached hereto as Exhibit J shall have been executed and delivered by the parties named, and in the amounts noted, on Exhibit J.

         (f) The Loan Agreement, dated as of the date hereof, among AT&T Commercial Financial Corporation, SIGECOM, LLC and the other parties named therein (the "AT&T Loan Agreement") shall have been executed and delivered by the parties thereto and the initial Advance, as such term is defined in the AT&T Loan Agreement, shall have been delivered to SIGECOM, LLC.

                  5.5 Certificates and Documents. The Company shall have delivered to each of the Purchasers:

                      (a) A copy of the Certificate of Incorporation of the Company, as amended and in effect as of the Closing Date, as certified by the Secretary of the State of Delaware;

                      (b) Copies of certificates, as of the most recent practicable dates, as to the corporate good standing of the Company issued by the Delaware Secretary of State, the Secretary of State of the State of Indiana and of The Commonwealth of Massachusetts;

                      (c) By-laws of the Company, certified by the Secretary of the Company as of the Closing Date; and

                      (d) Resolutions of the Board of Directors of the Company, authorizing and approving all matters in connection with this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby certified by the Secretary of the Company as of the Closing Date.

         6. Condition to the Obligations of the Company. The obligation of the Company to issue and sell Securities at the Closing, to each of the Purchasers is subject to fulfillment, or the waiver, of the following conditions by each of the Purchasers on or before the Closing Date:

                  6.1 Accuracy of Representations and Warranties. The representations and warranties of such Purchaser contained in Section 4 shall be true on and as of the Closing Date with the same effect as through such representations and warranties had been made on and as of that date.

                  6.2 Termination of Pledge Agreement. Williams shall have executed and delivered to the Company the Termination of Pledge Agreement substantially in the form of Exhibit E.

                  6.3 AT&T Loan Agreement. The AT&T Loan Agreement shall have been executed and delivered and the initial Advance shall have been delivered to SIGECOM, LLC.

                  6.4 SIGECO Contribution. SIGECO Advanced Communications, Inc. ("SIGECO"), a Purchaser hereunder, shall have delivered $7,300,000 to SIGECOM, LLC as an equity investment in accordance with the terms of the Operating Agreement.

         7.       Covenants of the Company.

                  7.1 Reimbursement of Expenses. Within thirty (30) days after receiving an invoice therefor and reasonable documentation thereof, the Company shall reimburse the Purchasers for all of their out-of-pocket and third party expenses (including, but not limited to, in-house counsel fees) in connection with the transactions contemplated herein and in the Ancillary Documents.

                  7.2 Restricted Payments. The Company will not: (a) declare or make any dividends on shares of capital stock of the Company, or (b) except with respect to the Notes and the Indebtedness listed on Schedule 1.3 hereto, purchase, redeem, retire, decease or otherwise acquire for value, deposit any monies with any person with respect to, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any indebtedness other than regularly scheduled payments of principal or interest in respect thereof required to be made pursuant to the instruments evidencing such indebtedness.

                  7.3 Notice. The Company shall give the Purchasers prompt written notice of any Event of Default or Material Event of Default, as such terms are defined in the Notes.

         8.       Miscellaneous.

                  8.1 Successors and Assigns. This Agreement, and the rights and obligations of each Purchaser hereunder, may be assigned by such Purchaser to any person or entity to which Securities are transferred by such Purchaser not in violation of the terms of this Agreement or in violation of applicable securities laws, and such transferee shall be deemed a "Purchaser" for purposes of this Agreement; provided that the transferee provides written notice of such assignment to the Company.

                  8.2 Confidentiality. Each Purchaser agrees that such Purchaser shall keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Purchaser may obtain from the Company, including, without limitation, financial statements, reports and other materials submitted by the Company to such Purchaser in connection with the transactions contemplated by or pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, generally to the public; provided, however, that a Purchaser may disclose such information (i) to a Purchaser's attorneys, accountants, consultants, and other professionals solely to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Securities from such Purchaser as long as such prospective purchaser agrees in advance and in writing (with a copy of such agreement and a list identifying all materials proposed to be furnished provided first to the Company) to be bound by the provisions of this Section 8.2, (iii) to any affiliate of such Purchaser or to a member, partner, shareholder or subsidiary of such Purchaser provided such person first agrees in writing to be bound by this Section 8.2 and a copy of such writing is first furnished to the Company, or (iv) if required to do so by an arbitration tribunal or a court of competent jurisdiction or applicable law.

                  8.3 Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby.

                  8.4 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, by overnight courier service, facsimile or mailed by first class certified or registered mail, return receipt requested, postage prepaid, as follows:

         If to the Company, at 124 Grove Street, Suite 220, Franklin, Massachusetts, 02038-3159, Facsimile Number (508) 553-7100 Attention: Charles
R. Cadle, President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers; or

         If to a Purchaser, at the address set forth on such Purchaser's counterpart signature page, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser.

         Notices provided in accordance with this Section 8.4 shall be deemed delivered upon personal delivery, upon receipt of facsimile confirmation or two business days after deposit in the mail.

                  8.5 Brokers. Except as set forth on Exhibit C, the Company and each Purchaser (i) represents and warrants to the other parties hereto that he, she or it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

                  8.6 Entire Agreement. This Agreement, the Ancillary Agreements, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

                  8.7 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the parties hereto. Any amendment or waiver effected in accordance with this Section 8.7 shall be binding upon each holder of any Securities, each future holder of such Securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

                  8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                  8.9 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

                  8.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding conflicts of law provisions.

                  8.12 Waiver of Jury Trial. The Company and each of the Purchasers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any right that it may have to a trial by jury of any suit, action or proceeding (whether a claim in tort, contract, equity, or otherwise) arising out of or relating to a dispute under this Agreement, the Notes or the Warrants, and agrees that any such dispute shall be tried before a judge sitting without a jury.

         This Agreement is hereby executed by the undersigned as of the day and year first written above.


                                                  COMPANY:

                                                  UTILICOM NETWORKS, INC.


                                       By:
                                                  ----------------------------
                                       Name:      Charles R. Cadle
                                       Title:     President

                         SECURITIES PURCHASE AGREEMENT
                      COUNTERPART PURCHASER SIGNATURE PAGE

Principal Amount of Notes Purchased:



Warrants Purchased:                 $   325,000.00
                                      ------------

Total purchase price:               $ 6,500,000.00
                                      ------------

Cash:                               $ 6,250,000.00
                                      ------------

Interim Promissory Notes:           $   250,000.00
                                      ------------



Entity Name:  SIGECO ADVANCED COMMUNICATIONS, INC.
              ------------------------------------
By: /s/ANDREW E. GOEBEL
    ---------------------------------
     Andrew E. Goebel
Its: Secretary
     --------------------------------

Address: 20 N.W. Fourth Street
         ---------------------------
         Evansville, IN 47735-0306
-------------------------------------

                         SECURITIES PURCHASE AGREEMENT
                      COUNTERPART PURCHASER SIGNATURE PAGE

Principal Amount of Notes Purchased:


Warrants Purchased:                        200,000

Total purchase price:               $ 4,000,000.00
                                      ------------

Cash:                               $ 3,750,000.00
                                      ------------

Interim Promissory Notes:           $   250,000.00
                                      ------------


Entity Name:  Williams Communications, Inc.
              ------------------------------------

By: /s/ JAMES DUTTON
    ---------------------------------

Its: Vice President
     --------------------------------

Address:
         ---------------------------

-------------------------------------


                     Copies of all notices required or permitted hereunder shall be sent to the following addresses or fax numbers:

                                        Attn: James W. Dutton
                                        Williams Communications, Inc.
                                        One Williams Center, 26th Floor
                                        Tulsa, Oklahoma 74172
                                        Fax: 918-573-6216

                     With a
                     copy to:           General Counsel
                                        Williams Communications, Inc.
                                        One Williams Center, 41st Floor
                                        Tulsa, Oklahoma 74172
                                        Fax: 918-573-3005

                                                                       EXHIBIT A

                                                                    FORM OF NOTE


THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS PROMISSORY NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO UTILICOM NETWORKS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.


                                PROMISSORY NOTE


$                                                           Date:
 ------------                                                    ---------------

     FOR VALUE RECEIVED, Utilicom Networks, Inc. a Delaware corporation (the "Company") hereby promises to pay to the order of _____________, the principal amount of ____ Dollars ($_____), plus interest as set forth herein on the principal balance from time to time outstanding. Interest shall accrue on the principal balance outstanding at a rate equal to 12% per annum (the "Interest Rate"). Interest shall be calculated on the basis of actual number of days elapsed over a year of 360 days. Notwithstanding any other provision of this Promissory Note, the holder hereof does not intend to charge, and the Company shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law; and any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder. All payments received by the holder hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal. Payments of principal and interest will be made by check or wire transfer in immediately available United States funds sent to the holder at the address or pursuant to the wiring instructions furnished to the Company for that purpose.

     The entire unpaid principal balance of this Promissory Note and all accrued and unpaid interest thereon and all other fees, charges, costs and expenses hereunder (the "Indebtedness") shall become immediately due and payable, without demand, on the earlier of: (i) June 30, 1999 (as such date may be extended to July 31, 1999 pursuant to the terms of the Bariston Side Letter (as defined below) the "Maturity Date"); (ii) an Event of Default as defined in the Note Purchase Agreement (the "Williams Note Purchase Agreement") dated as of May 8, 1998 between the Company and Williams Communications, Inc. ("Williams"); or
(iii) as pertains to the Company, upon the occurrence of any one or more of the following events (a) the filing of any complaint, application or petition or the entry of any order or judgment seeking or granting relief pursuant to Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, or pursuant to any similar state or federal law or procedure for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for debtors; (b) the appointment of any trustee, receiver, master.

assignee, liquidator, custodian or other similar party: or (c) the assignment for the benefit of creditors or creation of any trust mortgage or any other rearrangement, extension or other arrangement for relief from or restructuring of debts (the failure of the Company to pay the Indebtedness on or before the Maturity Date and each of the events listed in (ii) and (iii) shall constitute an "Event of Default"). The term "Bariston Side Letter" refers to the Side Letter Regarding Bariston Partners, LLC Commitment, dated the date hereof, among Bariston Partners, LLC ("Bariston") the Company, Williams and SIGECO Advanced Communications, Inc. ("Sigeco").

         Upon the occurrence of an Event of Default, the holder of this Promissory Note may declare a default and demand payment of all amounts owing hereunder. Upon the occurrence of a Material Event of Default (as defined below), for a period of 30 days after the holder is notified of such Material Event of Default (the "Option Period") the holder may at its option either: (i) convert all of the then current outstanding principal balance of this Promissory Note and all accrued interest hereon into such number of fully paid and non-assessable shares of common stock, $.01 par value, of the Company (the "Common Stock") at the rate of one share of Common Stock for each $3.00 converted; or (ii) exchange, on a pro rata basis with all other holders of Promissory Notes issued pursuant to the terms of the Note and Warrant Purchase Agreement, dated the date hereof, among the Company, Williams and Sigeco (the "Note and Warrant Purchase Agreement"), the principal balance of this Promissory Note (the "Conversion Balance") for all of SIGECOM, LLC Membership Interest currently held by the Company. If the holder does not convert or exchange this Promissory Note during the Option Period, then the holder of this Promissory Note will be deemed to have demanded payment of all amounts then owing hereunder. The term "Material Event of Default" as used herein means any of the following: (a) the failure by the Company to pay all amounts owing hereunder on the Maturity Date (b) a non-payment Event of Default, as such term is defined in this Promissory Note, which is not cured within thirty (30) days of such Event of Default; or (c) any Event of Default, as such term is defined in the Loan Agreement dated the date hereof among SIGECOM, LLC, AT&T Commercial Financial Corporation and the other parties named therein (the "Loan Agreement"), which results in an acceleration of all amounts owed pursuant to the terms of the Loan Agreement.

         If the holder of this Promissory Note elects to exchange the Conversion Balance into SIGECOM, LLC Membership Interest as set forth above then all accrued and unpaid interest on this Promissory Note shall be paid, in cash, to the holder on the date of such exchange.

         No fractions of shares of Common Stock or scrip representing fractions of shares of Common Stock or fractions or SIGECOM, LLC Membership Interests shall be issued upon conversion or exchange, as applicable, of this Promissory Note. If any fraction of a share of Common Stock or SIGECOM, LLC Membership Interests would, except for the provisions of this paragraph, be deliverable on the conversion or exchange, as applicable, of the Conversion Balance, the Company shall make payment in lieu thereof in an amount of cash equal to the value of such fractional share or SIGECOM, LLC Membership Interest.

         This Promissory Note may be prepaid at any time without premium or penalty, in whole but not in part except as set forth below. Any prepayment shall be accompanied by a payment of accrued interest in respect of the principal being prepaid.

         The Company shall prepay, in equal amounts, this Promissory Note and by the Company pursuant to the terms of the Note and Warrant Purchase Agreement with the proceeds of any Qualified Equity Financing which is completed by the Company prior to the Maturity Date. As used herein, the term "Qualified Equity Financing" shall mean any offering by the Company of equity securities of the Company resulting in the receipt of cash proceeds by the Company which alone, or when added to cash proceeds received by the Company in any other equity financing completed by the Company on or after the date hereof through the Maturity Date, equals at least One Million Dollars ($1,000,000).


         [SIEGCO ONLY If, prior to the Maturity Date, the Company prepays Four Million Dollars ($4,000,000) of the principal amount of this Promissory Note then the remaining principal amount of this Promissory Note, and all accrued interest hereon, will be automatically converted, without any action on the part of the holder, into equity securities of the Company sold in the most recently completed Qualified Equity Financing at the same price and on the same terms as the investors who participated in such Qualified Equity Financing.]


         [WILLIAMS ONLY In addition, if, at any time that principal or accrued interest on this Promissory Note remains outstanding, the holder desires to purchase one or more Notes pursuant to the terms of the Williams Note Purchase Agreement then, at the option of the holder, the holder may apply any principal and interest outstanding under this Promissory Note toward the purchase of such Note or Notes.

         This Promissory Note is one of the Promissory Notes of like tenor to be issued to several holders pursuant to, and the holder is entitled to the benefits of, the Note and Warrant Purchase Agreement, and the holder, by acceptance of this Promissory Note, agrees to be bound by the provisions of the Note and Warrant Purchase Agreement. This Promissory Note will be recorded on the books of the Company or its agent as to principal and interest. Any transfer of this Promissory Note will be effected only by surrender of this Promissory Note to the Company and reissuance of a new note to the transferee.

         The Company agrees to pay the holder's reasonable costs in collecting and enforcing this Promissory Note, including reasonable attorney's fees.

         No waiver of any obligation of the Company under this Promissory Note shall be effective unless it is in a writing signed by the holder. A waiver by the holder of any right or remedy under this Promissory Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

         Any notice required or permitted under this Promissory Note shall be in writing and shall be deemed to have been given on the date of delivery, if delivered personally or by overnight courier to the party to whom notice is to be given at the address set forth in the Note and Warrant Purchase Agreement, or on the third business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address of the addressee set forth in the Note Purchase Agreement, or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

         The Company hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Promissory Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof.

         In the event any one or more of the provisions of this Promissory Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Promissory Note operate or would prospectively operate to invalidate this Promissory Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Promissory Note and the remaining provisions of this Promissory Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

         This Promissory Note shall not be assignable by a holder in whole or in part, except to an affiliate of the holder, without the prior written consent of the Company.

         This Promissory Note shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without regard to conflicts of law principles.

                                        UTILICOM NETWORKS, INC.:

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                                               EXHIBIT B

                                                               FORM OF WARRANT


THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

                         COMMON STOCK PURCHASE WARRANT

Warrant No. ___                                             Number of Shares:___

                            UTILICOM NETWORKS, INC.


                         Void after December ___, 2008

     1. Issuance. This Warrant is issued to _________ (the "Holder"), by Utilicom, Networks, Inc., a Delaware corporation (hereinafter with its successors called the "Company") as of December ___, 1998 (the "Original Issue Date"). Reference is made to a Note and Warrant Purchase Agreement dated as of the date hereof among the Company, the Holder and the other parties thereto (the "Note and Warrant Purchase Agreement"), the terms of which are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Note and Warrant Purchase Agreement.

     2. Purchase Price; Number of Shares. Subject to the terms and conditions hereinafter set forth and commencing on the date hereof, the registered holder of this Warrant (the "Holder"), is entitled; upon surrender of this Warrant and the subscription form annexed hereto duly executed and delivered to the office of the Company, located at 124 Grove Street, Suite 220, Franklin, Massachusetts 02038, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company ____ shares (as adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends with respect to such shares) of fully paid and nonassessable shares of Common Stock, $.01 par value, of the Company (the "Common Stock") at a price per share (the "Purchase Price") equal to the lower of (i) $3.00 per share of Common Stock or (ii) Eighty Percent (80%) of the lowest price paid per share of Common Stock or Convertible Securities (as defined herein) equivalent to one share of Common Stock, by investors in any equity financing completed by the Company prior to the Maturity Date. Until such time as this Warrant is exercised in full or expires, the applicable Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.

     3. Payment of Purchase Price. The Purchase Price applicable in accordance with Section 2 above may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the applicable Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender or (iii) by any combination of the foregoing.

     4. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

                                 X = Y (A - B)
                                     ---------
                                         A

where X =  the number of shares to be issued to the Holder pursuant to this
Section 4.

      Y = the number of shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

      A = the fair market value of one share of Common Stock, as determined in good faith by the Board, as at the time the net issue election is made pursuant to this Section 4.

      B = the applicable purchase price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

The Board shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Common Stock.

     5. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

     6. Issuance Date. The person or persons in whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as of the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

     7. Expiration Date. This Warrant shall expire at the close of business on December ____, 2008, and shall be void thereafter.

     8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

     9. Adjustment for Stock Splits, Reverse Stock Splits or Stock Dividends. If after the Original Issue Date (as defined in Section 1 hereof) the Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the applicable Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

     10. Mergers and Reclassifications. If after the Original Issue Date there shall be any reclassification, capital reorganization or change of the Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company, then, as a condition of such reclassification, reorganization, change, consolidation, merger, sale or conveyance, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation, merger, sale or conveyance, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.

     11. Adjustments for Issuances Below Purchase Price. In case the Company shall at any time or from time to time after the Original Issue Date issue or sell any additional shares of Common Stock, other than Excluded Stock, as defined below, (the "Additional Shares of Common Stock") for a consideration per share less than or equal to the applicable Purchase Price in effect for this Warrant immediately prior to the time of such issue or sale of such additional shares of Common Stock (excluding transactions covered by Section 9 or 10 hereof) then forthwith upon such issue or sale as the case may be, the applicable Purchase Price shall be reduced to a price calculated as follows:

     Adjusted Purchase Price = (Outstanding Stock x Purchase Price) - Additional
                               Stock Consideration
                               -------------------------------------------------
                               Outstanding Stock - No. of Additional Shares of Common Stock

As used herein:

     "Additional Stock Consideration" means the consideration received by the Company upon the issuance of the Additional Shares of Common Stock.

     "Convertible Securities" means any evidences of indebtedness, shares or securities, in each case convertible into or exchangeable for Additional Shares of Common Stock.

     "Excluded Stock" means: (a) shares of Common Stock issued or issuable on conversion of the Company's Series B Reedemable [sic] Preferred Stock issued and outstanding as of the date hereof; (b) up to 3,000,000 shares of Common Stock issued or issuable upon the exercise of stock options issued pursuant to the Company's 1996 Employee Stock Option Plan, as amended from time to time; (c) all shares of stock issued or issuable upon the exercise of Options of the Company issued and outstanding as of the date hereof and (d) all shares of stock issued or issuable upon the exercise of the Bariston Fee Warrants.

     "No. of Additional Shares of Common Stock" means the number of shares of Additional Shares of Common Stock issued in connection with the issuance of the same.

     "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

     "Outstanding Stock" means the total number of shares of Common Stock outstanding plus the total number of shares of Common Stock issuable upon conversion or exercise of outstanding preferred stock or Convertible Securities or Options (including this Warrant and all other warrants) immediately prior to the issuance of the Additional Shares of Common Stock.

     No adjustment in the Purchase Price need be made if such adjustment would result in a change in the Purchase Price of less than $0.01. Any such adjustment which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Purchase Price. No adjustment in the Purchase Price of this Warrant shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Company is less than the Purchase Price then in effect on the date of, and immediately prior to, such issue, for this Warrant.

     In the event of any adjustment in the Purchase Price pursuant to this Section, the number of shares issuable upon exercise of this Warrant shall be simultaneously adjusted to that number determined by dividing (a) the aggregate Purchase Price which would have been payable had this Warrant been exercised in full, for cash, immediately prior to such issuance, by (b) the Adjusted Purchase Price.

     For purposes of making any adjustment required under this Section, the consideration received by the Company for any issue or sale of securities shall
(a) to the extent that it consists of cash be computed as the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale, (b) to the extent that it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors, and (c) if Additional Shares of Common Stock, Convertible Securities or right or Options are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the consideration received shall be computed (as provided in clauses (a) and (b) above) as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities, or rights or Options.

     For purposes of the adjustment required under this Section, if at any time or from time to time after the date on which this Warrant is issued, the Company issues or sells any Options or Convertible Securities, then in each case the Company shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Shares of Common Stock (as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent upward adjustment of such number) issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Options or Convertible Securities plus, in the case of such Options, the minimum amounts of consideration, if any (as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent downward adjustment of such consideration), payable to the Company upon the exercise of such Options and, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities). No further adjustment of the Purchase Price, adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Options or the conversion of any such Convertible Securities. If any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Purchase Price adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Purchase Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold for the consideration received by the Company for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

     12. Fractional Shares. In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant as an entirety, the Holder would, except as provided in this Section 12, be entitled to receive a fractional share of Common Stock, then the Company shall issue the next higher number of full shares of Common Stock, issuing a full share with respect to such fractional share.

     13. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of a firm of independent public accountants setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     14.  Notices of Record Date, Etc. In the event of:

         (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right,

         (b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets, or

         (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such reclassification, reorganization, consolidation, merger, sale or conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record in respect of such event are to be determined. Such notice shall be mailed at least 10 days prior to the date specified in such notice on which any such action is to be taken.

     15. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and the Holder. No such amendment, modification or waiver shall be effective as to this Warrant unless the terms of such amendment, modification or waiver shall apply with the same force and effect to all of the other Warrants then outstanding.

     16.  Warrant Register; Transfers, Etc.

     A. The Company will maintain a register containing the names and addresses of the registered holders of the Warrants. The Holder may change its address as shown on the warrant register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at its address as shown on the warrant register.

     B. Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder, provided, however, that the transferee receive a Warrant to purchase no less than 50,000 shares of Common Stock. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

     C. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction) and of indemnity reasonably satisfactory to the Company.

     17. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

     18. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

     19. Successors and Assigns. This Warrant shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Holder's successors, legal representatives and permitted assigns.

     20. Business Days. If the last or appointed day for the taking of any action required or the expiration of any right granted herein shall be a Saturday or Sunday or a legal holiday in the Commonwealth of Massachusetts, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.


Date:     December __, 1998
                                        UTILICOM NETWORKS, INC.


(Corporate Seal)                        By:
                                           -------------------------------------

Attest:                                 Title:
                                              ----------------------------------




----------------------------
Subscription

To:                           Date:
   ----------------------          --------------

     The undersigned hereby subscribes for ________ shares of Common Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:


     -------------------------------
     Signature

     -------------------------------
     Name for Registration

     -------------------------------
     Mailing Address

Net Issue Election Notice

To:                           Date:
   ----------------------          --------------

     The undersigned hereby elects under Section 4 to surrender the right to purchase ______ shares of Common Stock pursuant to this Warrant. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.


     --------------------------------
     Signature


     --------------------------------
     Name for Registration


     --------------------------------
     Mailing Address


Assignment


     For value received ______________________ hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
             Please print or typewrite name and address of Assignee

________________________________________________________________________________

the within Warrant, and does hereby irrevocably constitute and appoint ______________________ its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated: __________________

       __________________


In the Presence of:


_________________________